Exhibit 8.2

127 Racine Drive (28403) Post Office Box 7068 Wilmington, NC 28406-7068	P: 910.794.4800 F: 910.794.4877 www.wardandsmith.com

August 25, 2026

First Reliance Bancshares, Inc.

2170 West Palmetto Street

Florence, SC 29501

Re:	Tax Opinion – Agreement and Plan of Merger of First Reliance Bancshares, Inc. and Colony Bankcorp, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the merger contemplated by the Agreement and Plan of Merger, dated as of June 24, 2026, (the “Agreement”), by and between Colony Bankcorp, Inc., a Georgia corporation ("CBAN"), and First Reliance Bancshares, Inc., a South Carolina corporation (“FSRL”). On the terms and subject to the conditions set forth in the Agreement, at the Effective Time, FSRL will merge with and into CBAN (the "Merger"), with CBAN continuing as the surviving corporation. We are rendering this opinion in connection with the filing of, and for the inclusion of the opinion as an exhibit to, the registration statement on Form S-4, including the joint proxy statement/prospectus therein, as may be amended from time to time (the "Registration Statement"), with the Securities and Exchange Commission (the "SEC"). For purposes of this opinion, all capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

In forming our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Agreement; the Registration Statement; the letters of FSRL and CBAN to Alston & Bird LLP and Ward and Smith, P.A., dated as of the date hereof, containing certain facts and representations (the "Representation Letters"); and such other documents as we have deemed necessary or appropriate as a basis for such opinion. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Agreement, the Registration Statement, the Representation Letters, or any other documents.

We have assumed, with your consent, that (i) the parties will act and that the Merger will be effected in accordance with the provisions of the Agreement and as described in the Registration Statement; (ii) the Agreement and the Registration Statement accurately reflect the material facts of the Merger; (iii) the representations made by FSRL and CBAN in their respective Representation Letters are true, complete, and correct and will remain true, complete, and correct at all times up to and including the Effective Time; and (iv) any representations by FSRL and CBAN in the Agreement, the Registration Statement, or the Representation Letters that are made to the best of any person's knowledge, or are similarly qualified, are based on the belief of such person and will be true, complete, and correct at the Effective Time, without regard to any knowledge or similar qualification. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if, and when, any of the facts or representations upon which this opinion is based should prove inaccurate or incomplete in any material respect.

ASHEVILLE (828) 348-6070	GREENVILLE (252) 215-4000	NEW BERN (252) 672-5400	RALEIGH (919) 277-9100	WILMINGTON (910) 794-4800

www.wardandsmith.com

August 23, 2026

In rendering our opinion, we have considered and relied on the applicable provisions of (i) the Internal Revenue Code of 1986, as amended and as in effect on the date hereof (the “Code”); (ii) the applicable Treasury Regulations promulgated under the Code and as currently in effect (the “Treasury Regulations”); (iii) current administrative interpretations by the Internal Revenue Service (the “Service”) of the Code and the Treasury Regulations, and (iv) existing judicial decisions and such other authorities as we have considered relevant. These authorities are subject to change, and any such change may be applied retroactively, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed herein. An opinion of counsel is not binding on the Service or the courts, and there can be no assurance that the Service or a court would not take a contrary position with respect to the opinion set forth herein.

Based on and subject to the foregoing, we are of the opinion that, for U.S. federal income tax purposes, the Merger will qualify as a reorganization as described in Section 368(a) of the Code.

This opinion is limited to the U.S. federal income tax issues addressed herein. Except as set forth herein, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Agreement. Additional issues may exist that could affect the tax treatment of the Merger; this opinion does not consider or offer a conclusion with respect to any such issues. This opinion is delivered solely for the benefit of FSRL, and no other party or entity is entitled to rely on this opinion without our express prior written consent.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion of counsel as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

/s/ Ward and Smith, P.A.

Ward and Smith, P.A.